CME seeks $526.9 million plus interest from the Czech Republic

HAMILTON, Bermuda, December 17, 2001

Central European Media Enterprises Ltd. (CME) (OTCBB:CETVF.OB) today filed evidence with the Stockholm Arbitration Tribunal claiming $526.9 million plus interest as the amount of damages due to CME caused by the Czech Republic. Including interest the total amount as of today is $690,061,084 and will increase by $217,296 per day until paid. The amount of the claim would, be reduced, by any money CME received in damages from the international arbitration award made in Amsterdam against Vladimir Zelezny. The Amsterdam award currently stands at more than $28.0million. CME has been unable to collect any of this earlier award to date.

On September 14, 2001, the Stockholm Arbitration Tribunal ruled that the Czech Republic had "egregiously violated its binding international obligations" by failing to protect CME's investments in CNTS (TV Nova). The tribunal ordered the Czech Republic to "remedy the injury that Claimant (CME) suffered as a result of Respondent's (Czech Republic's ) violations of the Treaty by payment of the fair market value of Claimant's (CME's) investment as it was before consummation of the Respondent's (Czech Republic's) breach of the Treaty in 1999 in an amount to be determined at a second phase of this arbitration." Today's filing calculates that amount as $526.9 million. The trial for the second phase is currently set to commence on June 10, 2002.

Commenting on the submission, Fred Klinkhammer, President and CEO of CME, said, "This is a fair and justifiable claim. As the Arbitration Tribunal's Final Partial Award stated; 'The Czech Republic acting through its broadcasting regulator the Media Council, massively supported Dr. Zelezny in his efforts to destroy CME's investment in the Czech Republic by eliminating CNTS as the exclusive service provider for CET-21.'"

"Amazingly, Vladimir Zelezny still receives active support from key players within the Media Council and some elected officials," Klinkhammer added.

CME's claim and calculation of the fair market value of its investment in Nova TV takes into account four separate bodies of evidence:
1.	The value placed on CNTS by SBS (Scandinavian Broadcasting Systems) in a 1999 negotiation and agreement.
2.	The value of CNTS established in an arms-length negotiation and subsequent transaction with Vladimir Zelezny in 1997, when CME purchased from him his 5.8% shareholding in CNTS for $28.0 million.
3.

An expert valuation by Dr. Thomas Copeland, one of the world's leading authorities on corporate valuation. Dr. Copeland was Director of Corporate Financial Services at McKinsey & Company for twelve years, is co-author of the leading textbook on corporate valuation, and has been appointed as visiting Professor of Finance at Harvard for 2002. He is the Managing Director of Finance at the Monitor Company.

4.	Separate independent analysis reports prepared in 1998 and 1999 by eight separate stock and bond market trading and analysis companies, namely -
Donaldson Lufkin & Jenrette Prudential Securities Morgan Stanley Dean Witter Smith Barney SBC Warburg ING Barings Arnhold & S. Bleichroeder Schroder & Company.

Interest is calculated according to Czech legislation and regulation Section 517 of Act No. 40/1964, the Czech Civil Code and Government Regulation No. 142/1994 and as prescribed by the Ministry of Justice. In circumstances like this a rate double the discount rate, or 12%, for losses incurred in August of 1999 is applicable.

On December 12th the Czech Republic filed a claim in a Swedish court for the revocation of the arbitration award. It had previously stated it would be announcing details of the revocation claim, but has not so far done so. CME considers this claim completely unsubstantiated. "I have no doubt," Klinkhammer concluded, "that the government of the Czech Republic will continue to contest CME's claim and do everything possible to avoid its obligations under international law."

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This press release contains forward-looking statements, including statements regarding the potential damages to be awarded to the Company by the arbitration tribunal against the Czech Republic for violating the Netherlands - Czech Republic Bilateral Investment Treaty and the ongoing dispute between CNTS and CET. For these statements and all other forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, affecting the financial position, results of operations and cash flows of the Company, could differ materially from those described in or contemplated by the forward-looking statements.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations located in Romania, Slovenia, Slovakia and Ukraine. CME is traded on the Over the Counter Bulletin Board under the ticker symbol "CETVF.OB"
Contacts -	London - Gerry Buckland tel +44 7768 310 861
Prague - Michal Donath tel +42 060 2222128
New York - Glen Dickson tel +1 212 986 6667